Exhibit 99.1

TOPGOLF CALLAWAY BRANDS ANNOUNCES FOURTH
QUARTER AND FULL YEAR 2022 RESULTS

Record Revenue Reflects Continued Strength Across All Operating Segments
Raises Full Year 2023 Revenue and Adjusted EBITDA Outlook

Fourth Quarter and Full Year 2022 Highlights
•Q4 net revenue increased 19.6% compared to 2021
•Q4 seasonal operating loss improved 36.6% compared to 2021, or 42.4% on a non-GAAP basis
•Topgolf opened 11 new owned and operated venues in 2022, including 6 in Q4, and delivered same venue sales growth of 7% and 11% for the full year and Q4, respectively, compared to 2019
•Full year net revenue increased 27.5% compared to 2021
•Full year 2022 net income of approximately $158 million on both a GAAP and non-GAAP basis. In 2021, due to a $252.5 million non-cash gain related to the Topgolf merger, GAAP net income was $322.0 million while non-GAAP net income was $137.9 million.
•Full year Adjusted EBITDA increased $112.7 million, or 25.3%, to $558.1 million compared to 2021
2023 Outlook
•Revenue of $4,415 - $4,470 million, representing growth of 10% - 12% compared to 2022
•Adjusted EBITDA of $620 - $640 million, representing growth of 11% - 15% compared to 2022

CARLSBAD, CA /February 9, 2023/ Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands”) (NYSE: MODG) announced financial results for the fourth quarter and twelve months ended December 31, 2022.

The Company posted another strong quarter with a 19.6% increase in revenue year-over-year to $851.3 million, reflecting growth in each operating segment, major product category and region. This revenue growth was achieved despite a $37.8 million negative foreign currency impact on fourth quarter 2022 revenue. As a result of its continued strong revenue growth, the Company reported a 36.6% improvement in its net operating loss, or 42.4% on a non-GAAP basis. Due to the seasonality of the Company’s business, the Company has historically reported an operating loss in the fourth quarter. The Company’s total net loss for the fourth quarter of 2022 was $72.7 million, or $50.8 million on a non-GAAP basis, compared to a net loss of $26.2 million or $35.5 million on a non-GAAP basis for the same period in 2021. During the fourth quarter of 2021, the Company benefited from significant favorable tax adjustments related to the Topgolf merger, which improved its reported net loss. Adjusted EBITDA, which excludes, the tax benefits from both periods, among other items, increased 155.9% to $36.6 million in the fourth quarter of 2022 compared to the same period in 2021.

These strong fourth quarter results were the culmination of another record year for the Company. For 2022, the Company reported record revenue of $3,995.7 million, an increase of 27.5% compared to 2021, despite a $148.1 negative impact from changes in foreign currency rates. Net income was approximately $158 million on both a GAAP and non-GAAP basis, and on a non-GAAP basis represented a 14.7% increase compared to 2021 non-GAAP net income for the same period. Full year 2022 Adjusted EBITDA increased $112.7 million, or 25.3%, to $558.1 million compared to 2021.

“I am pleased to report that 2022 was an outstanding year for Topgolf Callaway Brands, marked by record revenue and strong Adjusted EBITDA growth, driven by strength across all operating segments and global regions,” commented Chip

Brewer, President and Chief Executive Officer of Topgolf Callaway Brands. “Our performance was driven by a combination of Topgolf new venue development and same venue sales growth, very strong consumer reception of our Rogue golf clubs and Chrome Soft golf balls, and continued brand momentum in the Active Lifestyle segment. Our global team continues to prove its ability to operate effectively at scale, delivering on our short-term goals and building toward the long-term growth targets introduced at our 2022 Investor Day.”

“From an industry perspective, interest in on-course and off-course golf continued to gain momentum throughout the year, with total golf participation in the U.S. exceeding 41 million people in 2022, up from 37.5 million in 2021, according to the National Golf Foundation,” continued Mr. Brewer. “And, for the first time, off-course participation surpassed on-course participation, a trend we believe will continue. For every 11 new Topgolf venues we deliver annually, we expect to add approximately three to four million unique visitors. With our venue development, we see a clear path to structural growth for the Modern Golf ecosystem, an attractive market in which Topgolf Callaway Brands is uniquely positioned to lead.”

GAAP AND NON-GAAP RESULTS
In addition to the Company’s results prepared in accordance with GAAP, the Company has provided information on a non-GAAP basis. The manner in which the non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

SUMMARY OF FINANCIAL RESULTS

The Company announced the following GAAP and non-GAAP financial results for the three and twelve months ended December 31, 2022 and 2021 (in millions, except per share data).

GAAP RESULTS
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021(1)	Change
Net revenues	$851.3	$711.7	$139.6	$3,995.7	$3,133.4	$862.3
(Loss) income from operations	(34.7)	(54.7)	20.0	256.8	204.7	52.1
Other (expense) income, net(2)	(41.5)	(41.0)	(0.5)	(114.9)	145.9	(260.8)
(Loss) income before income taxes	(76.2)	(95.7)	19.5	141.9	350.6	(208.7)
Income tax (benefit) provision	(3.5)	(69.5)	66.0	(16.0)	28.6	(44.6)
Net (loss) income	$(72.7)	$(26.2)	$(46.5)	$157.9	$322.0	$(164.1)
(Loss) earnings per share - diluted(3)	$(0.39)	$(0.14)	$(0.25)	$0.82	$1.82	$(1.00)

(1) Due to the timing of the merger with Topgolf International, Inc. (“Topgolf”) on March 8, 2021, the Company’s results of operations during the full year 2021 do not include Topgolf’s results for January and February, which in the aggregate totaled $142.9 million in net revenues and a loss before income taxes of $27.8 million.

(2) The Company’s full year 2021 GAAP other (expense) income, net includes the recognition of a $252.5 million one-time gain on the Company's pre-merger investment in Topgolf.
(3) In connection with the adoption of ASU 2020-06, starting in January 2022, the if-converted method was used to calculate the dilutive effect from the Company’s outstanding convertible notes. For the twelve months ended December 31, 2022, 14.7 million shares were included in the diluted share count from the assumed conversions, and $6.4 million of interest expense was added back to net income. The if-converted method was not used in the fourth quarter of 2022 as the effect would have been anti-dilutive.

NON-GAAP RESULTS

Non-GAAP results exclude certain non-recurring and non-cash adjustments as defined in the Additional Information and Disclosures section of this release.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021(1)	Change
Net revenues	$851.3	$711.7	$139.6	$3,995.7	$3,133.4	$862.3
(Loss) income from operations	(24.9)	(43.2)	18.3	297.3	255.8	41.5
Other (expense) income, net	(40.3)	(37.1)	(3.2)	(110.0)	(91.4)	(18.6)
(Loss) income before income taxes	(65.2)	(80.3)	15.1	187.3	164.4	22.9
Income tax (benefit) provision	(14.4)	(44.8)	30.4	29.1	26.5	2.6
Net (loss) income	$(50.8)	$(35.5)	$(15.3)	$158.2	$137.9	$20.3
(Loss) earnings per share - diluted(2)	$(0.27)	$(0.19)	$(0.08)	$0.82	$0.78	$0.04
Adjusted EBITDA	$36.6	$14.3	$22.3	$558.1	$445.4	$112.7

(1) Due to the timing of the merger with Topgolf, the Company’s results of operations during the period presented for 2021 do not include Topgolf’s results for January and February, which in the aggregate totaled $142.9 million in net revenues, a loss before income taxes of $27.8 million and $2.3 million in Adjusted EBITDA.

(2) In connection with the adoption of ASU 2020-06, starting in January 2022, the if-converted method was used to calculate the dilutive effect from the Company’s outstanding convertible notes. For the twelve months ended December 31, 2022, 14.7 million shares were included in the diluted share count from the assumed conversions, and $6.4 million of interest expense was added back to net income. The if-converted method was not used in the fourth quarter of 2022 as the effect would have been anti-dilutive.

SEGMENT RESULTS
In evaluating the Company’s operating segment performance, readers should understand that the Company’s full year 2022 operating results were significantly impacted by changes in foreign currency rates as compared to the same period in 2021. The offsetting benefits from the Company’s hedging program, which is in place to mitigate foreign currency impacts, are recorded in Other (expense) income, net and are therefore not reflected in the segment operating results.
The table below provides net revenues by segment for the three and twelve months ended December 31, 2022 and 2021 (in millions, except percentages):
SEGMENT NET REVENUES

	Reported Results for the			Reported Results for the
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021(2)	Change
Topgolf	$409.5	$335.8	21.9%	$1,549.0	$1,087.6	42.4%
Golf Equipment	190.0	161.4	17.7%	1,406.6	1,229.2	14.4%
Active Lifestyle(1)	251.8	214.5	17.4%	1,040.1	816.6	27.4%
Total Segment Net Revenues	$851.3	$711.7	19.6%	$3,995.7	$3,133.4	27.5%
Constant Currency Total Segment Net Revenues			24.9%			32.2%

(1) During the second quarter of 2022, the Company changed the name of its “Apparel, Gear, and Other” segment to “Active Lifestyle”. The name change did not have any impact on the composition of the segments or the Company’s previously reported financial information.

(2) Due to the timing of the merger with Topgolf, the Company’s results of operations for the periods reported for 2021 do not include Topgolf’s revenues for January and February, which included $142.9 million in net revenues.

The table below provides the breakout of segment operating income for the three and twelve months ended December 31, 2022 and 2021 (in millions, except percentages):

SEGMENT OPERATING INCOME

	Reported Results for the				Reported Results for the
	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Change		2022	2021(1)	Change
Topgolf	$2.5	$6.1	(59.0)%		$76.8	$58.2	32.0%
% of segment revenue	0.6%	1.8%	(121)	bps	5.0%	5.4%	(39)	bps
Golf Equipment	0.7	(24.9)	102.8%		251.4	203.9	23.3%
% of segment revenue	0.4%	(15.4)%	1,580	bps	17.9%	16.6%	128	bps
Active Lifestyle	0.1	(2.3)	104.3%		77.4	68.5	13.0%
% of segment revenue	—%	(1.1)%	111	bps	7.4%	8.4%	(95)	bps
Total Segment Operating Income (Loss)	$3.3	$(21.1)	115.6%		$405.6	$330.6	22.7%
% of segment revenue	0.4%	(3.0)%	335	bps	10.2%	10.6%	(40)	bps
Constant Currency Total Segment Operating Income			178.4%				44.4%

(1) Due to the timing of the merger with Topgolf, the Company’s results of operations for the periods reported for 2021 do not include Topgolf’s results for January and February, which included $142.9 million in net revenues and a segment operating loss of $18.1 million.

Fourth Quarter 2022 Segment Results Commentary
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)

•Topgolf
•Segment revenue increased $73.7 million (or 21.9%, 22.9% constant currency) compared to 2021, and same venue sales grew approximately 11% compared to pre-pandemic sales in 2019, reflecting continued strong demand.
•Segment operating income decreased $3.6 million (or 59.0%) to $2.5 million, and segment Adjusted EBITDA decreased $2.8 million (or 6.1%) to $43.2 million, compared to 2021, both primarily due to planned increases in pre-opening costs and marketing expenditures, as well as extreme weather in late December.
•Opened six new owned and operated Topgolf venues.

•Golf Equipment
•Segment revenue increased $28.6 million (or 17.7%, 25.3% constant currency), driven by growth in the golf ball and golf club product categories.
•Segment operating income increased $25.6 million (or 102.8%), primarily due to volume and pricing benefits, which more than offset higher input costs and unfavorable foreign exchange rate impacts.

•Active Lifestyle
•Segment revenue increased $37.3 million (or 17.4%, 27.7% constant currency), driven by growth in both the apparel and gear, accessories and other product categories.
•Segment operating income increased $2.4 million (or 104.3%), as continued momentum in the business more than offset unfavorable foreign exchange rate impacts and market-related challenges in Europe and China.

Full Year 2022 Segment Results Commentary
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)

•Topgolf
•Segment revenue increased $461.4 million (or 42.4%, 43.3% constant currency) compared to 2021, driven by continued successful new venue openings, and strong same venue sales growth of 7% compared to pre-pandemic sales in 2019, reflecting a balanced increase of traffic and price, and a successful corporate and social events business.
•Segment operating income increased $18.6 million (or 32.0%) to $76.8 million, and segment Adjusted EBITDA increased $58.3 million (or 32.9%) to $235.4 million, compared to 2021, both due to the opening of new venues and increasing same venue sales during the period.
•Opened 11 new owned and operated Topgolf venues and two international franchise venues.

•Golf Equipment
•Segment revenue increased $177.4 million (or 14.4%, 19.6% constant currency), driven by strong demand from the core golf consumer, additional supply capacity and inventory fill-in at retail.
•Segment operating income increased $47.5 million (or 23.3%), primarily due to volume and pricing benefits, which outpaced higher input and freight costs and unfavorable foreign exchange rate impacts.

•Active Lifestyle
•Segment revenue increased $223.5 million (or 27.4%, 36.5% constant currency), driven by a 28.7% increase in apparel sales and a 25.4% increase in gear, accessories and other sales.
•Segment operating income increased $8.9 million (or 13.0%), as continued momentum in the business outpaced unfavorable foreign exchange rate impacts and macroeconomic issues in Europe and China.
The following is a reconciliation of total segment operating income to income before income taxes for the three and twelve months ended December 31, 2022 and 2021 (in millions):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021(1)	Change
Total segment operating income (loss):	$3.3	$(21.1)	$24.4	$405.6	$330.6	$75.0
Corporate costs and expenses(2)	(38.0)	(33.6)	(4.4)	(148.8)	(125.9)	(22.9)
(Loss) income from operations	(34.7)	(54.7)	20.0	256.8	204.7	52.1
Gain on Topgolf investment	—	—	—	—	252.5	(252.5)
Interest expense	(42.5)	(40.5)	(2.0)	(142.8)	(115.6)	(27.2)
Other income (expense), net	1.0	(0.5)	1.5	27.9	9.0	18.9
(Loss) income before income taxes	$(76.2)	$(95.7)	$19.5	$141.9	$350.6	$(208.7)

(1) Due to the timing of the merger with Topgolf, the Company’s results of operations for the twelve months ended December 31, 2021 do not include Topgolf’s results for January and February, which in the aggregate totaled a segment operating loss of $18.1 million and a $27.8 million loss before income taxes.

(2) Includes corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release.

2023 BUSINESS OUTLOOK
The 2023 projections set forth below are based on the Company’s best estimates at this time.

FULL YEAR 2023 OUTLOOK
(in millions)	2023 Current Estimate	2023 Previous Estimate	2022 Reported Results
Net revenues	$4,415 - $4,470	Approximately +10%	$3,996
Adjusted EBITDA	$620 - $640	Approximately $600	$558
Full Year 2023 Net Revenue Commentary:
•Topgolf segment revenue of approximately $1.9 billion
•Golf Equipment segment revenue to be approximately flat compared to 2022
•Active Lifestyle segment revenue to grow at a low teens percent compared to 2022
•Includes a $15 million negative foreign currency impact based on exchange rates as of the end of December 2022 and early January 2023
Full Year 2023 Profitability Commentary:
•Topgolf expected to generate approximately 50% of the Company's total Adjusted EBITDA
•Non-GAAP diluted earnings per share estimated to be $0.70 - $0.78 on approximately 200 million shares outstanding
•Includes a $20 million negative foreign currency impact based on exchange rates as of the end of December 2022 and early January 2023

FIRST QUARTER 2023 OUTLOOK
(in millions)	Q1 2023 Estimate	Q1 2022 Reported Results
Net revenues	$1,135 - $1,155	$1,040
Adjusted EBITDA	$135 - $145	$170
Q1 2023 Net Revenue Commentary:
•Topgolf segment revenue of just under $400 million
•Includes a $30 million negative foreign currency impact based on exchange rates as of the end of December 2022 and early January 2023
Q1 2023 Profitability Commentary:
•Topgolf segment Adjusted EBITDA to be slightly below the $41.6 million generated last year, driven by higher marketing expenditures and a return to full staffing levels at the venues
•Includes a $25 million negative foreign currency impact based on exchange rates as of the end of December 2022 and early January 2023

ADDITIONAL INFORMATION AND DISCLOSURES
Conference Call and Webcast
The Company will be holding a conference call at 2:00 p.m. Pacific time today, February 9, 2023, to discuss the Company’s financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at https://www.topgolfcallawaybrands.com/news-and-events/presentations. A replay of the conference call will be available approximately two hours after the call ends. The replay may be accessed through the Investor Relations section of the Company’s website at https://www.topgolfcallawaybrands.com.
Non-GAAP Information
The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:
Constant Currency Basis. The Company provided certain information regarding the Company’s financial results or projected financial results on a "constant currency basis" or as "constant currency" results. This information estimates the impact of changes in foreign currency exchange rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.
Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization and depreciation of acquired intangible assets and purchase accounting adjustments. For 2022, non-recurring items include legal costs and credit agency fees related to a postponed debt refinancing, IT integration and implementation costs associated with new ERP systems stemming from acquisitions and non-cash asset write-downs. For 2021, non-recurring items include non-cash amortization of the debt discount related to the Company’s convertible notes, acquisition and other non-recurring items (including integration costs and a $252.5 million non-cash gain in 2021 resulting from the Company’s pre-merger equity position in Topgolf), and changes in the Company’s non-cash valuation allowance recorded against certain of the Company’s deferred tax assets as a result of the Topgolf merger.
Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.
In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business with regard to these items.
For forward-looking Adjusted EBITDA, earnings per share and Topgolf segment Adjusted EBITDA (together, the “Projected Non-GAAP Measures”) information provided in this release, reconciliation of such Projected Non-GAAP Measures to the most closely comparable GAAP financial measures is not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact the Projected Non-GAAP measures. These items may include certain non-cash depreciation, which will fluctuate based on the Company’s level of capital expenditures, non-cash amortization of intangibles related to the Company’s acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from the Projected Non-GAAP Measures. The Company currently expects to continue to exclude these items in future disclosures of the Projected Non-GAAP Measures and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on net income.

Definitions
Same venue sales. Topgolf Callaway Brands defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s (and its segments’) first quarter and full year 2023 guidance (including net revenues, Adjusted EBITDA and Topgolf segment Adjusted EBITDA), impact of any measures taken to mitigate the effect of the COVID-19 pandemic, strength and demand of the Company’s products and services, continued brand momentum, demand for golf and outdoor activities and apparel, continued investments in the business, consumer trends and behavior, future industry and market conditions, pricing of products and services, foreign currency effects and their impacts, impacts of inflation and freight and other supply challenges, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including disruptions to business operations from additional regulatory restrictions in response to the COVID-19 pandemic (such as travel restrictions, government-mandated shut-down orders or quarantines) or voluntary “social distancing” that affects employees, customers and suppliers; costs, expenses or difficulties related to the merger with Topgolf, including the integration of the Topgolf business; failure to realize the expected benefits and synergies of the Topgolf merger in the expected timeframes or at all; production delays, closures of manufacturing facilities, retail locations, warehouses and supply and distribution chains; staffing shortages as a result of remote working requirements or otherwise; uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and ongoing impact of the COVID-19 pandemic, and related decreases in customer demand/spending and ongoing increases in operating and freight costs; global supply chain constraints and challenges; the Company’s level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company’s business; consumer acceptance of and demand for the Company’s and its subsidiaries’ products and services; cost of living and inflationary pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of COVID-19 and its variants, on the economy generally, on the level of demand for the Company’s and its subsidiaries’ products and services or on the Company’s ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company’s products or in manufacturing the Company’s products; and a decrease in participation levels in golf generally. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Topgolf Callaway Brands
Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey, OGIO, Jack Wolfskin, and World Golf Tour ("WGT"). "Modern Golf" is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Investor Contact
Lauren Scott
(760) 931-1771
invrelations@tcbrands.com

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$180.2	$352.2
Restricted cash	19.1	1.2
Accounts receivable, net	167.3	105.3
Inventories	959.2	533.5
Other current assets	193.1	173.5
Total current assets	1,518.9	1,165.7
Property, plant and equipment, net	1,809.6	1,451.4
Operating lease right-of-use assets, net	1,419.1	1,384.5
Goodwill and intangible assets, net	3,487.4	3,488.7
Other assets, net	355.4	257.5
Total assets	$8,590.4	$7,747.8
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$580.0	$491.2
Accrued employee compensation and benefits	135.2	128.9
Asset-based credit facilities	219.3	9.1
Operating lease liabilities, short-term	76.4	72.3
Construction advances	35.4	22.9
Deferred revenue	94.9	93.9
Other current liabilities	35.0	47.7
Total current liabilities	1,176.2	866.0
Long-term debt, net	1,176.3	1,025.3
Long-term operating leases	1,437.5	1,385.4
Deemed landlord financing obligations, long-term	658.0	460.6
Deferred taxes, net	117.5	163.6
Other long-term liabilities	250.6	164.0
Total shareholders’ equity	3,774.3	3,682.9
Total liabilities and shareholders’ equity	$8,590.4	$7,747.8

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2022	2021
Net revenues:
Products	$447.2	$380.3
Services	404.1	331.4
Total net revenues	851.3	711.7
Costs and expenses:
Cost of products	258.1	222.6
Cost of services, excluding depreciation and amortization	47.7	39.7
Other venue expenses	296.7	247.9
Selling, general and administrative expense	250.2	237.0
Research and development expense	21.0	19.2
Venue pre-opening costs	12.3	—
Total costs and expenses	886.0	766.4
Loss from operations	(34.7)	(54.7)
Interest expense, net	(42.5)	(40.5)
Other income (expense), net	1.0	(0.5)
Loss before income taxes	(76.2)	(95.7)
Income tax benefit	(3.5)	(69.5)
Net loss	$(72.7)	$(26.2)

Loss per common share:
Basic and Diluted	$(0.39)	$(0.14)
Weighted-average common shares outstanding:
Basic and Diluted	184.9	186.0

	Twelve Months Ended December 31,
	2022	2021(1)
Net revenues:
Products	$2,465.5	$2,058.7
Services	1,530.2	1,074.7
Total net revenues	3,995.7	3,133.4
Costs and expenses:
Cost of products	1,400.6	1,136.6
Cost of services, excluding depreciation and amortization	184.0	133.5
Other venue expenses	1,076.9	731.5
Selling, general and administrative expense	970.6	849.7
Research and development expense	76.4	68.0
Venue pre-opening costs	30.4	9.4
Total costs and expenses	3,738.9	2,928.7
Income from operations	256.8	204.7
Interest expense, net	(142.8)	(115.6)
Gain on Topgolf investment	—	252.5
Other income, net	27.9	9.0
Other (expense) income, net	(114.9)	145.9
Income before income taxes	141.9	350.6
Income tax (benefit) provision	(16.0)	28.6
Net income	$157.9	$322.0

Earnings per common share:
Basic	$0.85	$1.90
Diluted	$0.82	$1.82

Weighted-average common shares outstanding:
Basic	184.9	169.1
Diluted	201.3	176.9
(1) The Company completed its merger with Topgolf on March 8, 2021, and has included the results of operations for Topgolf in its consolidated statements of operations from that date forward.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(In millions)
(Unaudited)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$157.9	$322.0
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	192.8	155.8
Lease amortization expense	94.2	80.0
Amortization of debt discount and issuance costs	9.8	19.3
Impairment Loss	5.5	—
Deferred taxes, net	(31.0)	8.4
Non-cash share-based compensation	47.0	38.7
Gain on Topgolf investment	—	(252.5)
Unrealized net losses on hedging instruments and foreign currency	17.5	0.3
Acquisition costs	—	(16.2)
Other	10.9	12.0
Changes in assets and liabilities, net	(539.7)	(89.5)
Net cash (used in) provided by operating activities	(35.1)	278.3

Cash flows from investing activities:
Capital expenditures	(532.3)	(322.3)
Investment in golf-related ventures	—	(30.0)
Cash acquired in merger	—	171.3
Acquisition of intangible assets	(3.2)	—
Proceeds from sale of investment in golf-related ventures	0.4	19.1
Net cash used in investing activities	(535.1)	(161.9)

Cash flows from financing activities:
Repayments of long-term debt	(96.6)	(200.7)
Proceeds from borrowings on long-term debt	176.8	26.2
Proceeds from (repayments of) credit facilities, net	213.0	(13.1)
Debt issuance cost	(0.2)	(5.4)
Payment on contingent earn-out obligation	(5.6)	(3.6)
Repayments of financing leases	(2.7)	(0.8)
Proceeds from lease financing	175.7	89.2
Exercise of stock options	0.7	22.3
Acquisition of treasury stock	(35.8)	(38.2)
Net cash provided by (used in) financing activities	425.3	(124.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9.4)	(0.7)
Net decrease in cash, cash equivalents and restricted cash	(154.3)	(8.4)
Cash, cash equivalents and restricted cash at beginning of period	357.7	366.1
Cash, cash equivalents and restricted cash at end of period	203.4	357.7
Less: restricted cash	(23.2)	(5.5)
Cash and cash equivalents at end of period	$180.2	$352.2

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Three Months Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Venues(2)	$387.7	$318.2	$69.5	21.8%	22.3%
Topgolf other business lines(2)	21.8	17.6	4.2	23.9%	33.0%
Golf Clubs	137.5	128.8	8.7	6.8%	14.2%
Golf Balls	52.5	32.6	19.9	61.0%	69.3%
Apparel	175.0	154.0	21.0	13.6%	24.1%
Gear, Accessories & Other	76.8	60.5	16.3	26.9%	36.9%
Total net revenues	$851.3	$711.7	$139.6	19.6%	24.9%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) As of January 1, 2022, in order to align with the Company’s current management reporting structure, the Company began reporting revenues associated with corporate advertising sponsorship contracts in the venues business line within the Topgolf operating segment. These revenues were previously included in other business lines. In order to conform to the current year presentation, revenue associated with corporate advertising sponsorship contracts of $6.3 million for the three months ended December 31, 2021 was reclassified from other business lines to venues for comparative purposes.

	Net Revenues by Region
	Three Months Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021(2)	Dollars	Percent	Percent
Net revenues:
United States	$603.3	$483.2	$120.1	24.9%	24.9%
Europe	119.7	113.0	6.7	5.9%	20.4%
Asia	112.8	101.3	11.5	11.4%	31.1%
Rest of world	15.5	14.2	1.3	9.2%	19.7%
Total net revenues	$851.3	$711.7	$139.6	19.6%	24.9%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales.

	Operating Segment Information
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Topgolf	$409.5	$335.8	$73.7	21.9%	22.9%
Golf Equipment	190.0	161.4	28.6	17.7%	25.3%
Active Lifestyle	251.8	214.5	37.3	17.4%	27.7%
Total net revenues	$851.3	$711.7	$139.6	19.6%	24.9%

Segment operating income:
Topgolf	$2.5	$6.1	$(3.6)	(59.0%)
Golf Equipment	0.7	(24.9)	25.6	102.8%
Active Lifestyle	0.1	(2.3)	2.4	104.3%
Total segment operating income (loss)	3.3	(21.1)	24.4	115.6%
Corporate G&A and other(2)	(38.0)	(33.6)	(4.4)	13.1%
Total operating loss	(34.7)	(54.7)	20.0	36.6%
Interest expense, net	(42.5)	(40.5)	(2.0)	4.9%
Other income (expense), net	1.0	(0.5)	1.5	300.0%
Total loss before income taxes	$(76.2)	$(95.7)	$19.5	20.4%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Amounts for 2022 and 2021 include corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to $6.7 million and $9.6 million of depreciation and amortization of acquired intangible assets and fair value adjustments, respectively, and $3.1 million and $1.9 million of non-recurring items described below, respectively.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Twelve Months Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Venues(2)	$1,477.1	$1,029.0	$448.1	43.5%	44.0%
Topgolf other business lines(2)	71.9	58.6	13.3	22.7%	30.7%
Golf Clubs	1,097.1	994.5	102.6	10.3%	15.7%
Golf Balls	309.5	234.7	74.8	31.9%	36.0%
Apparel	631.7	490.9	140.8	28.7%	38.4%
Gear, Accessories & Other	408.4	325.7	82.7	25.4%	33.7%
Total net revenues	$3,995.7	$3,133.4	$862.3	27.5%	32.2%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) As of January 1, 2022, in order to align with the Company’s current management reporting structure, the Company began reporting revenues associated with corporate advertising sponsorship contracts in the venues business line within the Topgolf operating segment. In 2021, these revenues were included in other business lines. In order to conform to the current year presentation, revenue of $15.0 million associated with corporate advertising sponsorship contracts recognized from the merger date through December 31, 2021, was reclassified from other business lines to venues for comparative purposes.

	Net Revenues by Region
	Twelve Months Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021(2)	Dollars	Percent	Percent
Net revenues:
United States	$2,798.0	$2,067.1	$730.9	35.4%	35.4%
Europe	537.4	499.5	37.9	7.6%	22.0%
Asia	545.4	465.5	79.9	17.2%	32.4%
Rest of world	114.9	101.3	13.6	13.4%	18.5%
Total net revenues	$3,995.7	$3,133.4	$862.3	27.5%	32.2%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales.
	Operating Segment Information
	Twelve Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021(2)	Dollars	Percent	Percent
Net revenues:
Topgolf	$1,549.0	$1,087.6	$461.4	42.4%	43.3%
Golf Equipment	1,406.6	1,229.2	177.4	14.4%	19.6%
Active Lifestyle	1,040.1	816.6	223.5	27.4%	36.5%
Total net revenues	$3,995.7	$3,133.4	$862.3	27.5%	32.2%

Segment operating income:
Topgolf	$76.8	$58.2	$18.6	32.0%
Golf Equipment	251.4	203.9	47.5	23.3%
Active Lifestyle	77.4	68.5	8.9	13.0%
Total segment operating income	405.6	330.6	75.0	22.7%
Corporate costs and expenses(3)	(148.8)	(125.9)	(22.9)	18.2%
Total operating income	256.8	204.7	52.1	25.5%
Gain on Topgolf investment(4)	—	252.5	(252.5)	(100.0%)
Interest expense, net	(142.8)	(115.6)	(27.2)	23.5%
Other income, net	27.9	9.0	18.9	210.0%
Total income before income taxes	$141.9	$350.6	$(208.7)	(59.5%)

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Due to the timing of the merger with Topgolf, the Company’s results of operations for the periods reported for 2021 do not include Topgolf’s revenues for January and February, which included $142.9 million in net revenues.

(3) Amounts for 2022 and 2021 include corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to $25.0 million and $27.2 million of depreciation and amortization of acquired intangible assets and fair value adjustments, respectively, and $15.5 million and $23.9 million of non-recurring items described below, respectively.

(4) Amount represents a gain recorded to write-up the Company's former investment in Topgolf to its fair value in connection with the merger.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2022					2021
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Recurring Items(2)	Tax Valuation Allowance(3)	Non- GAAP	GAAP	Non-Cash Amortization and Depreciation (1)	Non-Cash Amortization of Discount on Convertible Notes(4)	Acquisition & Other Non-Recurring Items(5)	Tax Valuation Allowance(3)	Non- GAAP
Net revenues	$851.3	$—	$—	$—	$851.3	$711.7	$—	$—	$—	$—	$711.7
Total costs and expenses	886.0	6.7	3.1	—	876.2	766.4	9.6	—	1.9	—	754.9
Loss from operations	(34.7)	(6.7)	(3.1)	—	(24.9)	(54.7)	(9.6)	—	(1.9)	—	(43.2)
Other expense, net	(41.5)	(0.9)	(0.3)	—	(40.3)	(41.0)	(1.0)	(2.6)	(0.3)	—	(37.1)
Loss before income taxes	(76.2)	(7.6)	(3.4)	—	(65.2)	(95.7)	(10.6)	(2.6)	(2.2)	—	(80.3)
Income tax (benefit) provision	(3.5)	(1.8)	(0.9)	13.6	(14.4)	(69.5)	(2.5)	(0.6)	(0.6)	(21.0)	(44.8)
Net (loss) income	$(72.7)	$(5.8)	$(2.5)	$(13.6)	$(50.8)	$(26.2)	$(8.1)	$(2.0)	$(1.6)	$21.0	$(35.5)
(Loss) earnings per share - diluted	$(0.39)	$(0.03)	$(0.01)	$(0.08)	$(0.27)	$(0.14)	$(0.04)	$(0.01)	$(0.01)	$0.11	$(0.19)
Weighted-average shares outstanding - diluted	184.9	184.9	184.9	184.9	184.9	186.0	186.0	186.0	186.0	186.0	186.0

(1) Includes the amortization and depreciation of acquired intangible assets and purchase accounting adjustments.
(2) Primarily includes $2.4 million of IT integration and implementation costs stemming from acquisitions in addition to $0.9 million of reorganization expenses.
(3) In connection with the merger with Topgolf in 2021, the Company acquired valuation allowances against certain deferred tax assets and recorded additional valuation allowances. Based on the Company’s ongoing assessment, additional valuation allowances were recorded in the fourth quarter of 2022, and a portion of these valuation allowances were released in the fourth quarter of 2021.

(4) Includes non-cash interest expense related to the amortization of the discount on the Convertible Notes issued in 2020. In accordance with the adoption of ASC 2020-06 effective January 1, 2022, the Company derecognized the discount on the 2020 Convertible Notes and as such, will no longer recognize amortization expense in future periods.

(5) Primarily includes $1.3 million of IT integration and implementation costs stemming from acquisitions and $0.5 million of transaction and transition costs related to the merger with Topgolf.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	Twelve months ended December 31,
	2022					2021
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Recurring Items(2)	Tax Valuation Allowance(3)	Non- GAAP	GAAP	Non-Cash Amortization and Depreciation (1)	Non-Cash Amortization of Discount on Convertible Notes(4)	Acquisition & Other Non-Recurring Items(5)	Tax Valuation Allowance(3)	Non- GAAP
Net revenues	$3,995.7	$—	$—	$—	$3,995.7	$3,133.4	$—	$—	$—	$—	$3,133.4
Total costs and expenses	3,738.9	25.0	15.5	—	3,698.4	2,928.7	27.2	—	23.9	—	2,877.6
Income (loss) from operations	256.8	(25.0)	(15.5)	—	297.3	204.7	(27.2)	—	(23.9)	—	255.8
Other (expense) income, net	(114.9)	(3.7)	(1.2)	—	(110.0)	145.9	(3.7)	(10.5)	251.5	—	(91.4)
Income (loss) before income taxes	141.9	(28.7)	(16.7)	—	187.3	350.6	(30.9)	(10.5)	227.6	—	164.4
Income tax (benefit) provision	(16.0)	(6.9)	(3.8)	(34.4)	29.1	28.6	(7.4)	(2.5)	(6.0)	18.0	26.5
Net income (loss)	$157.9	$(21.8)	$(12.9)	$34.4	$158.2	$322.0	$(23.5)	$(8.0)	$233.6	$(18.0)	$137.9
Earnings (loss) per share - diluted(6)	$0.82	$(0.11)	$(0.06)	$0.17	$0.82	$1.82	$(0.13)	$(0.05)	$1.32	$(0.10)	$0.78
Weighted-average shares outstanding - diluted	201.3	201.3	201.3	201.3	201.3	176.9	176.9	176.9	176.9	176.9	176.9

(1) Includes the amortization and depreciation of acquired intangible assets and purchase accounting adjustments.
(2) Includes $5.7 million of non-cash asset write-downs, $5.9 million of implementation costs associated with new ERP systems stemming from acquisitions, $3.6 million for legal and credit agency fees related to a postponed debt refinancing and $0.9 million for reorganization expenses.

(3) In connection with the merger with Topgolf in 2021, the Company acquired valuation allowances against certain deferred tax assets. Based on the Company’s ongoing assessment, a portion of these valuation allowances were released in 2022, and additional valuation allowances were recorded in 2021.

(4) Includes non-cash interest expense related to the amortization of the discount on the Convertible Notes issued in 2020. In accordance with the adoption of ASC 2020-06 effective January 1, 2022, the Company derecognized the discount on the 2020 Convertible Notes and as such, will no longer recognize amortization expense in future periods.

(5) Includes $20.2 million of transaction, transition and other non-recurring costs associated with the merger with Topgolf, $3.8 million of implementation costs associated with new ERP systems stemming from acquisitions, in addition to the recognition of a $252.5 million gain on the Company's pre-merger investment in Topgolf.

(6) In connection with the adoption of ASU 2020-06, starting in January 2022, the if-converted method was used to calculate the dilutive effect from the Company’s outstanding convertible notes. For the twelve months ended December 31, 2022, 14.7 million shares were included in the diluted share count from the assumed conversions, and $6.4 million of interest expense was added back to net income. The if-converted method was not used in the fourth quarter of 2022 as the effect would have been anti-dilutive.

TOPGOLF CALLAWAY BRANDS CORP.
NON-GAAP RECONCILIATION AND SUPPLEMENTAL FINANCIAL INFORMATION
(In millions)
(Unaudited)

	2022 Trailing Twelve Month Adjusted EBITDA					2021 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2022	2022	2022	2022	Total	2021	2021	2021	2021	Total
Net income (loss)	$86.7	$105.4	$38.5	$(72.7)	$157.9	$272.5	$91.7	$(16.0)	$(26.2)	$322.0
Interest expense, net	31.4	32.5	36.4	42.5	142.8	17.5	28.9	28.7	40.5	115.6
Income tax provision (benefit)	(15.7)	2.9	0.3	(3.5)	(16.0)	47.7	(15.8)	66.2	(69.5)	28.6
Depreciation and amortization expense	42.5	48.9	48.4	53.0	192.8	20.3	43.3	44.4	47.9	155.9
Non-cash stock compensation and stock warrant expense, net	14.5	11.6	10.3	9.7	46.1	4.6	11.0	10.8	12.0	38.4
Non-cash lease amortization expense	3.5	6.6	4.4	4.5	19.0	0.8	2.1	2.8	7.7	13.4
Acquisitions & other non-recurring costs, before taxes(1)	6.9	(0.6)	6.1	3.1	15.5	(235.6)	3.3	1.9	1.9	(228.5)
Adjusted EBITDA	$169.8	$207.3	$144.4	$36.6	$558.1	$127.8	$164.5	$138.8	$14.3	$445.4

(1) In 2022, amounts include $5.7 million of non-cash asset write-downs, $5.9 million of implementation costs associated with new ERP systems stemming from acquisitions, $3.6 million for legal costs and credit agency fees related to a postponed debt refinancing, and $0.9 million for reorganization expenses. In 2021, amounts include the recognition of a $252.5 million gain on the Company’s pre-merger investment in Topgolf, as well as $20.2 million in transaction, transition, and other non-recurring costs associated with the merger with Topgolf, and $3.8 million in expenses related to the implementation of new IT systems for Jack Wolfskin.

TOPGOLF CALLAWAY BRANDS CORP.
TOPGOLF NON-GAAP RECONCILIATION AND SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Segment operating income(1):	$2.5	$6.1	$76.8	$58.2
Depreciation and amortization expense	34.5	29.0	125.2	93.1
Non-cash stock compensation expense	1.5	4.4	15.2	13.8
Non-cash lease amortization expense	4.8	6.4	19.6	12.0
Other (expense) income	(0.1)	0.1	(1.4)	—
Adjusted segment EBITDA	43.2	46.0	235.4	177.1
Topgolf pre-merger EBITDA contribution for Jan. and Feb. 2021	—	—	—	2.3
Illustrative segment adjusted EBITDA(2)	$43.2	$46.0	$235.4	$179.4

(1) The Company does not calculate GAAP net income at the operating segment level, but has provided Topgolf’s segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company’s consolidated pre-tax income in the Consolidated Net Revenues and Operating Segment Information included in this release.

 (2) Due to the timing of the merger with Topgolf on March 8, 2021, the Company’s reported full year financial results only include 10 months of Topgolf’s results in 2021. The 2021 results presented on an Illustrative basis include Topgolf’s financials for January and February 2021 prior to the closing of the merger.